Exhibit 99.2

Mudrick Capital Acquisition Corporation Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

New York, NY – February 28, 2018 – Mudrick Capital Acquisition Corporation (the “Company”) (NASDAQ: MUDSU) announced today the closing of the issuance of an additional 800,000 units pursuant to the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $8,000,000 to the Company and bringing the total gross proceeds of the initial public offering to $208,000,000.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units (as well as the exercise of the over-allotment option), $210,080,000 (or $10.10 per unit sold in the public offering) was placed in trust.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on post-restructured companies. The Company is led by Chief Executive Officer Jason Mudrick.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering. Chardan acted as lead manager.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Winston & Strawn LLP acted as counsel to the underwriters.

A registration statement relating to these units and the underlying securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 7, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jason Mudrick

(646) 747-9500

jmudrick@mudrickcapital.com